Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR OCTOBER 2012

Bellport, NY November 01, 2012 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $18.1 million for the four week fiscal month of October 2012, which ended October 27, 2012, versus $17.7 million for the four week fiscal month of October 2011, which ended October 29, 2011. For the third quarter of 2012, total net sales were $59.3 million versus $59.5 million last year. On a year-to-date basis, total net sales were $180.7 million in the current year compared with $180.2 million last year. For the month of October 2012, comparable store sales increased by 0.8%. For the third quarter ending October 2012, comparable store sales decreased by 2.0%. Comparable store sales on a year-to-date basis decreased by 0.4%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA OCTOBER, THIRD QUARTER AND YEAR-TO-DATE 2012 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2012		2011		2010
		Increase		(Decrease)
		(Decrease)		Increase		Increase

Number of Stores, October	347	0.9%	344	(6.5%)	368

October Total Retail Sales	$18,085	2.4%	$17,663	4.5%	$16,902

Third Quarter Total Retail Sales	$59,317	(0.3%)	$59,481	5.6%	$56,351

Year-to-date October Total Retail Sales	$180,679	0.3%	$180,156	9.3%	$164,778
October Comparable Store Sales		0.8%		5.9%		5.1%

Third Quarter Comparable Store Sales		(2.0%)		8.4%		1.6%

Year-to-date October Comparable Store Sales		(0.4%)		12.4%		2.6%